Exhibit 99.1

LINCOLN ELECTRIC REPORTS 2003 SECOND-QUARTER
AND FIRST-HALF FINANCIAL RESULTS

•	Net Sales for Second Quarter of $265 million
•	Net income of $14.2 million
•	Diluted EPS of 34 cents

     CLEVELAND, Ohio, U.S.A., July 18, 2003 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today reported 2003 second-quarter net income of $14.2 million, or 34 cents per diluted share, on net sales of $265 million. The results compare with 2002 second-quarter net income of $19.7 million, or 46 cents per diluted share, and net sales of $259.7 million.

     “Our financial results for the quarter were good, especially within the context of the higher pension costs, the sluggish economic environment and the depressed industrial markets we have faced in the United States,” said Anthony A. Massaro, Chairman and Chief Executive Officer. “We believe the U.S. has stabilized but see no appreciable upswing in the markets at this time.”

     Second-quarter net sales for the Company’s U.S. operations were $155.3 million, compared with $158.7 million in the quarter last year. Export sales were $17.3 million, compared with $17.5 million in the year-ago quarter.

     Non-U.S. net sales in the quarter were $109.7 million, compared with $101 million in the 2002 same quarter.

     “We continued to post solid results in our international markets, specifically regions such as Asia, parts of Latin America and the Middle East,” said Mr. Massaro. “Lincoln is expanding its market share and addressing the infrastructure needs in the key industries of these growth areas.”

     Net income in the first six months of 2003 was $26.4 million, or 63 cents per diluted share, compared with a $7.4 million net loss in the 2002 six-month period, or 17 cents per diluted share. The 2003 net income includes rationalization charges of approximately $1.3 million, net of tax. Excluding the rationalization charges, net income was $27.7 million, or 66 cents per diluted share. First-half 2002 net income, before the cumulative effect of an accounting change, was $30.2 million, or 71 cents per diluted share. Excluding the cumulative effect of an accounting change and rationalization charges, net income was $37.2 million, or 87 cents per diluted share.

     For the 2003 first half, net sales were $514.2 million, compared with $508.1 million in the comparable period last year.

     First-half net sales for the Company’s U.S. operations were $302.6 million, compared with $314.3 million in the 2002 first half. Export sales were $31 million, compared with $32.5 million in the same period last year.

     Non-U.S. net sales were $211.6 million, compared with $193.8 million in the year-ago period.

     Cash flow from operations in the 2003 first half was $45.6 million, compared with $57.7 million in the year-ago period. First half cash flows from operations include $20 million in pension contributions to U.S. benefit plans.

     The Company paid a quarterly cash dividend of 16 cents per share on July 15, 2003 to shareholders of record as of June 30, 2003.

-more-

Lincoln Electric Reports 2003 Second-Quarter and First-Half Financial Results -2-

     Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment. Headquartered in Cleveland, Ohio, Lincoln has operations, manufacturing alliances and joint ventures in 18 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s Web site at www.lincolnelectric.com.

     The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: the effectiveness of operating initiatives; currency exchange and interest rates; adverse outcome of pending or potential litigation; possible acquisitions; the extent and duration of the slowdown in U.S. demand for the Company’s products; and the possible effects of international terrorism and hostilities on the Company or its customers, suppliers and the economy in general.

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Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in millions, except per share data)
(Unaudited)

	Three Months to June 30,
Consolidated Statement of Operations	2003		2002

Net Sales	$265.0	100.0%	$259.7	100.0%

Cost of Goods Sold	194.9	73.6%	178.1	68.6%

Gross Profit	70.1	26.4%	81.6	31.4%

SG&A Expenses	52.0	19.6%	54.3	20.9%

Operating Income	18.1	6.8%	27.3	10.5%

Interest Income	0.8	0.3%	1.0	0.4%

Equity Earnings in Affiliates	1.0	0.4%	0.6	0.2%

Other Income	0.2	0.2%	—	—

Interest Expense	(2.0)	(0.8%)	(2.6)	(1.0%)

Income Before Income Taxes	18.1	6.9%	26.3	10.1%

Income Taxes	3.9	1.5%	6.6	2.5%

Net Income	$14.2	5.4%	$19.7	7.6%

Basic Earnings Per Share	$0.34		$0.47

Diluted Earnings Per Share	$0.34		$0.46

Weighted Average Shares (Basic)	41.5		42.3

Weighted Average Shares (Diluted)	41.6		42.9

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in millions, except per share data)
(Unaudited)

	Six Months to June 30,
Consolidated Statement of Operations	2003		2002

Net Sales	$514.2	100.0%		$508.1	100.0%

Cost of Goods Sold	376.7	73.2%		352.4	69.4%

Gross Profit	137.5	26.8%		155.7	30.6%

SG&A Expenses	102.5	19.9%		103.7	20.4%

Rationalization Charges	1.7	0.4%		10.5	2.1%

Operating Income	33.3	6.5%		41.5	8.1%

Interest Income	1.4	0.2%		1.3	0.3%

Equity Earnings in Affiliates	1.6	0.3%		0.6	0.1%

Other Income	1.4	0.3%		0.3	0.1%

Interest Expense	(4.1)	(0.8%)		(4.1)	(0.8%)

Income Before Income Taxes and Cumulative Effect of a Change in Accounting Principle	33.6	6.5%		39.6	7.8%

Income Taxes	7.2	1.4%		9.4	1.9%

Income Before Cumulative Effect of a Change in Accounting Principle	26.4	5.1%		30.2	5.9%

Cumulative Effect of a Change in Accounting Principle, net of tax	—	—		(37.6)	(7.4%)

Net Income (Loss)	$26.4	5.1%	$	(7.4)	(1.5%)

Basic Earnings Per Share Before the Cumulative Effect of a Change in Accounting Principle	$0.63			$0.71

Cumulative Effect of a Change in Accounting Principle, net of tax	—			(0.89)

Basic Earnings (Loss) Per Share	$0.63			$(0.18)

Basic Earnings Per Share Before the Cumulative Effect of a Change in Accounting Principle	$0.63			$0.71

Rationalization Charges (A)	0.03			0.17

Basic Earnings Per Share without the Cumulative Effect of a Change in Accounting Principle and Rationalization Charges (A)	$0.66			$0.88

Diluted Earnings Per Share Before the Cumulative Effect of a Change in Accounting Principle	$0.63			$0.71

Cumulative Effect of a Change in Accounting Principle, net of tax	—			(0.88)

Diluted Earnings (Loss) Per Share	$0.63			$(0.17)

Diluted Earnings Per Share Before the Cumulative Effect of a Change in Accounting Principle	$0.63			$0.71

Rationalization Charges (A)	0.03			0.16

Diluted Earnings Per Share without the Cumulative Effect of a Change in Accounting Principle and Rationalization Charges (A)	$0.66			$0.87

Weighted Average Shares (Basic)	41.7			42.3

Weighted Average Shares (Diluted)	41.9			42.9

     (A)  Basic and diluted earnings (loss) per share without rationalization charges are presented as management believes this financial measure is important to investors to evaluate and compare the Company’s financial performance from period to period. Management uses this information in assessing and evaluating the Company’s underlying operating performance.

Lincoln Electric Holdings, Inc.
Financial Highlights
(amounts in millions, except per share data)
(Unaudited)

	June 30,	December 31,
Selected Consolidated Balance Sheet Data	2003	2002

Cash and Cash Equivalents	$190.3	$176.1

Total Current Assets	561.9	524.0

Net Property, Plant and Equipment	274.5	271.9

Total Assets	932.1	901.3

Total Current Liabilities	199.7	191.6

Short-Term Debt	13.5	14.4

Long-Term Debt	172.9	174.1

Total Shareholders’ Equity	446.6	429.2

	Six Months to June 30,

Selected Consolidated Cash Flow Data	2003	2002

Cash Flow from Operations	$45.6	$57.7

Capital Expenditures	13.8	10.8

Acquisitions	—	8.0

Purchase of Common Shares for Treasury, net	14.1	1.7

Increase in Cash and Cash Equivalents	14.2	168.9

Depreciation and Amortization	18.6	18.3

Dividends Paid	13.4	12.7

Cash Dividends Paid Per Share	$0.32	$0.30